For media inquiries:	For investor relations inquiries:
Meredith J. Ching	Suzy P. Hollinger
808.525.6669	808.525.8422
mching@abinc.com	shollinger@abinc.com

FOR RELEASE:
4:00 P.M. EASTERN DAYLIGHT TIME
Monday, August 8, 2011

ALEXANDER & BALDWIN REPORTS
SECOND QUARTER 2011 NET INCOME OF $18.7 MILLION
•	Favorable Leasing and Sales results improve Real Estate earnings
•	Agribusiness continues strong performance
•	Hawaii container volumes grow by six percent
•	High fuel costs and challenging Transpacific environment negatively impact Ocean Transportation results
•	China-Long Beach Express 2 Service to be discontinued in August

Honolulu (August 8, 2011) -- Alexander & Baldwin, Inc. (NYSE:ALEX) today reported net income for the second quarter of 2011 of $18.7 million, or $0.44 per diluted share. Net income in the second quarter of 2010 was $28.9 million, or $0.70 per diluted share. Revenue for the second quarter of 2011 was $488.2 million, compared to $396.8 million for the second quarter of 2010.
Net income for the first half of 2011 was $23.9 million, or $0.57 per diluted share, compared to $46.2 million, or $1.12 per diluted share in the first half of 2010. Revenue for the first half of 2011 was $893.2 million, compared to $739.3 million in the same period of 2010.
“Second quarter earnings benefited from solid performance from our core Hawaii Transportation service and from our Real Estate and Agribusiness segments,” said Stanley M. Kuriyama, A&B president and chief executive officer. “However, persistently high fuel prices and overcapacity in the Transpacific trade had a significant negative impact on the performance of our two China-Long Beach services (CLX1 and CLX2), which overshadowed the Company’s otherwise strong second quarter performance.”
“Also significant was the recent announcement of our plans to develop a six-megawatt photovoltaic facility on our land in Port Allen, Kauai, which represents both a major new source of clean, renewable energy for the island of Kauai, and a further expansion of A&B’s significant renewable power generation capabilities,” said Kuriyama.

CHINA-LONG BEACH EXPRESS 2
Weak Transpacific fundamentals have had a pronounced impact on CLX2 due to the absence of CLX1’s advantage in carrying westbound cargo from the U.S. Mainland to Hawaii and Guam. As a result, and because of sustained high fuel costs, CLX2 incurred significant operating losses during the second quarter and first half of the year.
Since the service’s inception in September 2010, the Company was able to achieve a number of CLX2’s operating goals, including building a solid customer base that allowed it to meet sales volume and vessel utilization expectations. However, these accomplishments were not sufficient to overcome what is now forecast to be long-term levels of higher fuel prices and an increasingly uncertain Transpacific container rate environment. After carefully evaluating the available alternatives for this service, the Company has concluded that CLX2’s outlook does not merit continued investment and will discontinue the service.
“While the termination of the CLX2 service is a significant disappointment to us, our remaining services – Hawaii, Guam and CLX1 – will not be affected by the termination, and remain fundamentally sound with strong long-term prospects,” said Kuriyama.

QUARTER SUMMARY
Net income in the quarter was $18.7 million, $10.2 million below 2010 second quarter earnings, reflecting improved Real Estate and Agribusiness results that were more than offset by a significant year-over-year decline in Ocean Transportation results.
The Company’s core Hawaii shipping service enjoyed a six percent increase in container volumes during the quarter, reflective of an improving Hawaii economy and an increase in customers. Transpacific market dynamics, however, were highly challenging in the second quarter, particularly relative to last year’s very favorable environment. Ocean Transportation’s operating profit in the quarter was $9.4 million, with the year-over-year decline primarily due to $17.7 million of CLX2 losses, and lower year-over-year container volumes and rates for CLX1.
Real Estate Leasing operating profit in the quarter increased compared to last year due to the timing of portfolio sales and acquisitions, and increased Mainland occupancy. Leasing activity in the Mainland portfolio has been steadily improving, with occupancy at 93 percent in the second quarter compared to 86 percent in last year’s second quarter and 91 percent in the first quarter of 2011. Hawaii occupancy was 91 percent, two percentage points lower than last year, but a percentage point higher than the first quarter of 2011.
The Company achieved a good price on the sale of a shopping center in San Antonio, Texas during the quarter. Other smaller property sales also contributed to the higher second quarter operating profit from Real Estate Sales.
Agribusiness performance was exceptional, producing operating profit of $8.5 million in the second quarter, compared to $1.8 million last year. The significant improvement was due to better operating performance, and higher sugar, molasses and power sales margins in the quarter compared to last year, and was bolstered by exceptionally high pricing on a delivery of sugar sold in June. While operating performance is expected to remain strong, Agribusiness profits are expected to be lower in the third and fourth quarters as pricing for subsequent sales will not match the high level of the June delivery.

TRANSPORTATION INDUSTRY

Ocean Transportation – Second quarter of 2011 compared with 2010

	Quarter Ended June 30,
(dollars in millions)	2011	2010	Change
Revenue	$314.2	$257.2	22%
Operating profit	$9.4	$37.0	-75%
Operating profit margin	3.0%	14.4%
Volume (Units)*
Hawaii containers	35,600	33,700	6%
Hawaii automobiles	23,700	21,100	12%
China containers	38,800	16,400	2	X
Guam containers	3,400	4,200	-19%

* Container volumes included for the period are based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning and/or end of each reporting period.

Ocean Transportation revenue increased 22 percent, or $57.0 million, in the second quarter of 2011 compared to the second quarter of 2010. The revenue increase was principally due to higher volumes, primarily in the China and Hawaii trades, resulting in a $41.5 million improvement, and an $18.5 million increase in fuel surcharges due to higher fuel prices. Offsetting these increases were lower yields and cargo mix of $5.8 million, principally in the China and Hawaii trades.
Total Hawaii container volume increased six percent in the second quarter of 2011 due to a new connecting carrier agreement with a large international carrier, growth in the overall market, and other customer gains. Matson’s Hawaii automobile volume for the quarter was 12 percent higher than the second quarter of 2010, due primarily to the timing of automobile rental fleet replacement activity. China container volume more than doubled due to incremental volume from Matson’s second China string (CLX2) that commenced in September 2010. Partially offsetting the CLX2 volumes were reduced volumes from the existing China (CLX1) string due to lower demand. Guam volume was lower in 2011 as compared to 2010 due to competitive pressures and weaker market conditions.
Ocean Transportation posted operating profit of $9.4 million in the quarter, compared to an operating profit of $37.0 million in the second quarter of 2010. The decrease in operating profit was principally due to higher fuel prices and other operating costs associated with the operation of CLX2, and lower year-over-year container volumes and rates for CLX1. Operating profit was also impacted by lower SSAT earnings.

Ocean Transportation – First half of 2011 compared with 2010

	Six Months Ended June 30,
(dollars in millions)	2011	2010	Change
Revenue	$583.8	$486.7	20%
Operating profit	$2.0	$47.4	-96%
Operating profit margin	0.3%	9.7%
Volume (Units)*
Hawaii containers	69,600	65,100	7%
Hawaii automobiles	41,600	42,900	-3%
China containers	69,000	30,900	2	X
Guam containers	6,700	7,700	-13%

* Container volumes included for the period are based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning and/or end of the reporting period.

Ocean Transportation revenue increased 20 percent, or $97.1 million, in the first half of 2011 compared to the first half of 2010. The revenue increase was due to higher volumes, primarily in the China and Hawaii trades, resulting in a $78.8 million increase as compared to the first half of 2010 and an $18.9 million increase in fuel surcharges, primarily related to higher fuel prices. Offsetting these increases were lower yields and cargo mix of $3.1 million, principally in the China and Hawaii trades.
Total Hawaii container volume increased seven percent in the first half of 2011 due to the same factors cited for the quarter. Matson’s Hawaii automobile volume for the first half of the year was three percent lower than the first half of 2010, due primarily to the timing of automobile rental fleet replacement activity. China container volume more than doubled due to the same reason noted for the quarter. Guam volume was lower in 2011 as compared to 2010, due to the same reasons noted in the quarter.
Ocean Transportation posted operating profit of $2.0 million in the first half, compared to an operating profit of $47.4 million in the first half of 2010. The decrease in operating profit was principally due to the same reasons cited for the quarter.

 Logistics Services – Second quarter of 2011 compared with 2010

	Quarter Ended June 30,
(dollars in millions)	2011	2010	Change
Intermodal revenue	$63.5	$51.7	23%
Highway revenue	39.6	36.9	7%
Total Revenue	$103.1	$88.6	16%
Operating profit	$2.1	$1.5	40%
Operating profit margin	2.0%	1.7%

Logistics Services revenue for the second quarter of 2011 increased $14.5 million, or 16 percent, compared with the second quarter of 2010. This increase was principally due to higher intermodal and warehouse volumes and higher intermodal and highway rates, due primarily to higher fuel surcharges.  The increase in warehousing revenue, which is included in highway services revenue, was principally due to customer expansion at the Company’s Savannah facilities. Intermodal volume grew 17 percent, driven primarily by increased inland activity to support Ocean Transportation’s China business.
Logistics Services operating profit for the second quarter of 2011 increased $0.6 million, or 40 percent, compared with the second quarter of 2010. Operating profit increased principally due to higher intermodal volume and higher volume at the Company’s warehousing facilities, as previously cited.

Logistics Services – First half of 2011 compared with 2010

	Six Months Ended June 30,
(dollars in millions)	2011	2010	Change
Intermodal revenue	$117.4	$96.3	22%
Highway revenue	77.0	69.4	11%
Total Revenue	$194.4	$165.7	17%
Operating profit	$3.6	$3.4	6%
Operating profit margin	1.9%	2.1%

Logistics Services revenue for the first half of 2011 increased $28.7 million, or 17 percent, compared with the first half of 2010. This increase was principally due to higher intermodal and warehouse volumes and higher intermodal and highway rates, due primarily to higher fuel surcharges. Intermodal and warehouse volumes grew 16 percent due to the same factor cited for the quarter.
Logistics Services operating profit for the first half of 2011 increased $0.2 million, or six percent, compared with the first half of 2010. Operating profit increased principally due to higher intermodal and warehouse volumes, partially offset by a large military project move in last year’s first quarter.

REAL ESTATE INDUSTRY

Real Estate Leasing and Real Estate Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates and makes decisions regarding capital allocation, acquisitions, and dispositions for the Company’s real estate businesses. Direct year-over-year comparison of the real estate sales results may not provide a consistent, measurable barometer of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography, and timing, are inherently episodic. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

Real Estate Leasing – Second quarter of 2011 compared with 2010

	Quarter Ended June 30,
(dollars in millions)	2011	2010	Change
Revenue	$25.2	$23.2	9%
Operating profit	$10.4	$8.5	22%
Operating profit margin	41.3%	36.6%
Occupancy Rates:
Mainland	93%	86%	7%
Hawaii	91%	93%	-2%
Leasable Space (million sq. ft.):
Mainland	6.3	7.0	-10%
Hawaii	1.5	1.2	25%

Real Estate Leasing revenue and operating profit for the second quarter of 2011, before subtracting amounts presented as discontinued operations, were higher by nine percent and 22 percent, respectively, than 2010, due to the revenue impacts resulting from the timing of acquisitions and dispositions and higher Mainland occupancies.

Real Estate Leasing – First half of 2011 compared with 2010

	Six Months Ended June 30,
(dollars in millions)	2011	2010	Change
Revenue	$51.2	$46.8	9%
Operating profit	$21.0	$17.6	19%
Operating profit margin	41.0%	37.6%
Occupancy Rates:
Mainland	92%	85%	7%
Hawaii	91%	93%	-2%

Real Estate Leasing revenue for the first half of 2011, before subtracting amounts presented as discontinued operations, was nine percent higher than 2010, principally due to the timing of acquisitions and dispositions and higher Mainland occupancies. Operating profit for the first half of 2011, before subtracting amounts presented as discontinued operations, was 19 percent higher than 2010, principally due to the same reasons cited for the quarter, but the increase was partially offset by higher depreciation and amortization.

Real Estate Sales – Second quarter and first half of 2011 compared with 2010

	Quarter Ended June 30,
(dollars in millions)	2011	2010	Change
Improved property sales	$22.4	$15.5	45%
Development sales	2.9	1.4	2	X
Unimproved/other property sales	5.4	5.1	6%
Total revenue	$30.7	$22.0	40%
Operating profit before joint ventures	$11.1	$8.2	35%
Earnings from joint ventures	(0.5)	(0.2)	-3	X
Total operating profit	$10.6	$8.0	33%

	Six Months Ended June 30,
(dollars in millions)	2011	2010	Change
Improved property sales	$36.6	$70.7	-48%
Development sales	4.8	2.1	2	X
Unimproved/other property sales and investment gain	12.7	9.5	34%
Total revenue	$54.1	$82.3	-34%
Operating profit before joint ventures & investment gain	$17.4	$30.3	-43%
Earnings from joint ventures and investment gain	5.2	(0.9)	NM
Total operating profit	$22.6	$29.4	-23%

2011 Second Quarter: Real Estate Sales revenue and operating profit, before subtracting amounts presented as discontinued operations, were $30.7 million and $10.6 million, respectively, and were principally composed of the sales of the Arbor Park Shopping Center (a retail center in San Antonio, Texas), a vacant four-acre Maui parcel entitled for hotel development, and three condominium units on Oahu.

2011 First Half: Revenue for the first half of 2011, before subtracting amounts presented as discontinued operations, was $54.1 million, and, in addition to the sales described above, included the sales of two commercial properties on Maui and Oahu, an 86-acre vacant parcel on Maui, and a condominium unit on Oahu. In addition to the sales described above, operating profit of $22.6 million for the first half of 2011 included a gain from the sale of the Company’s interest in the Bridgeport Marketplace joint venture development in Valencia, California, a four-acre commercial parcel at the Company’s Kukui’ula joint venture on Kauai, and two residential units on the island of Hawaii, partially offset by other joint venture holding costs.

2010 Second Quarter: Real Estate Sales revenue and operating profit, before subtracting amounts presented as discontinued operations, were $22.0 million and $8.0 million, respectively, and included the sale of the Valley Freeway Corporate Park (an industrial property in Washington State), a residential unit on Oahu, and a leased fee parcel and five vacant parcel sales on Maui.

2010 First Half: Revenue for the first half of 2010, before subtracting amounts presented as discontinued operations, was $82.3 million, and, in addition to the sales described above, included the sales of the Mililani Shopping Center on Oahu, Kele Center on Maui, a 75-acre vacant parcel on Kauai, and three residential units on Oahu. Real Estate Sales operating profit for the first half of 2010 of $29.4 million included, in addition to the sales described above, $1.8 million from the payoff of an investment in a non-performing mortgage loan that was acquired in the fourth quarter of 2009, and five residential units on Maui and the Big Island, partially offset by other joint venture holding costs.

AGRIBUSINESS

Agribusiness – Second quarter of 2011 compared with 2010

	Quarter Ended June 30,
(dollars in millions)	2011	2010	Change
Revenue	$44.7	$29.8	50%
Operating profit	$8.5	$1.8	5	X
Tons sugar produced	67,700	72,500	-7%
Tons sugar sold (bulk raw sugar)	36,300	22,700	60%

Agribusiness revenue for the second quarter of 2011 increased $14.9 million, or 50 percent, compared to the second quarter of 2010. The increase was primarily due to higher bulk raw sugar, molasses, and power sales revenue.
Operating profit for the second quarter of 2011 increased $6.7 million compared with the second quarter of 2010. The increase was primarily due to improvements in raw sugar, molasses and power margins.

Agribusiness – First half of 2011 compared with 2010

	Six Months Ended June 30,
(dollars in millions)	2011	2010	Change
Revenue	$60.8	$44.0	38%
Operating profit	$11.1	$0.7	16	X
Tons sugar produced	74,400	72,500	3%
Tons sugar sold (bulk raw sugar)	36,300	22,700	60%

Agribusiness revenue for the first half of 2011 increased $16.8 million, or 38 percent, compared with the first half of 2010, primarily due to higher bulk raw sugar, molasses, third-party charter, and power revenue.
Operating profit for the first half of 2011 increased $10.4 million compared with the first half of 2010. The increase was primarily due to improvements in molasses, raw sugar, specialty sugar, and power margins.
Year-to-date sugar production was three percent higher in 2011 than in 2010, due principally to an increase in the number of acres harvested in the first half of the year.

CORPORATE EXPENSES

Second quarter 2011 corporate expenses of $4.2 million were modestly lower than the second quarter of 2010. Corporate expenses for the first half of 2011 decreased $2.7 million to $8.4 million, compared to corporate expenses for the first half of 2010, due principally to lower settlement expenses for non-qualified benefit plans related to retirements.

CONDENSED CASH FLOW TABLE

	Six Months Ended June 30,
(dollars in millions, unaudited)	2011	2010	Change
Cash Flow from Operating Activities	$17	$39	-56%

Capital Expenditures (1)
Transportation	(28)	(15)	87%
Real Estate	(4)	(5)	-20%
Agribusiness and other	(3)	(4)	-25%
Total Capital Expenditures	(35)	(24)	46%

Other Investing Activities, Net	3	(27)	NM
Cash Used in Investing Activities	$(32)	$(51)	-37%

Net Debt Proceeds	34	55	-38%
Proceeds from Issuances of Capital Stock, Including Excess Tax Benefit	9	3	3	X
Dividends Paid	(27)	(26)	4%
Cash Provided by Financing Activities	$16	$32	-50%

Net Increase in Cash	$1	$20	-95%

(1)	Excludes non-cash 1031 exchange transactions and real estate development activity.

Alexander & Baldwin, Inc. is headquartered in Honolulu, Hawaii and is engaged in ocean transportation and logistics services through its subsidiaries, Matson Navigation Company, Inc. and  Matson Logistics, Inc.; in real estate through A&B Properties, Inc.; and in agribusiness through Hawaiian Commercial & Sugar Company. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

ALEXANDER & BALDWIN, INC.
2011 and 2010 Second-Quarter and First-Half Results (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	2011	2010
Three Months Ended June 30:
Revenue	$488.2	$396.8
Income From Continuing Operations	$13.2	$22.2
Discontinued Operations: Properties1	$5.5	$6.7
Net Income	$18.7	$28.9
Basic Earnings Per Share
Continuing Operations	$0.32	$0.54
Net Income	$0.45	$0.70
Diluted Earnings Per Share
Continuing Operations	$0.31	$0.54
Net Income	$0.44	$0.70
Basic Weighted Average Shares Outstanding	41.7	41.2
Diluted Weighted Average Shares Outstanding	42.2	41.4

	2011	2010
Six Months Ended June 30:
Revenue	$893.2	$739.3
Income From Continuing Operations	$14.2	$25.1
Discontinued Operations: Properties1	$9.7	$21.1
Net Income	$23.9	$46.2
Basic Earnings Per Share
Continuing Operations	$0.34	$0.61
Net Income	$0.57	$1.12
Diluted Earnings Per Share
Continuing Operations	$0.34	$0.61
Net Income	$0.57	$1.12
Basic Weighted Average Shares Outstanding	41.6	41.1
Diluted Weighted Average Shares Outstanding	42.0	41.4

1 “Discontinued Operations: Properties” consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

ALEXANDER & BALDWIN, INC.
Industry Segment Data, Net Income (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenue:	2011	2010	2011	2010
Transportation
Ocean Transportation	$314.2	$257.2	$583.8	$486.7
Logistics Services	103.1	88.6	194.4	165.7
Real Estate
Leasing	25.2	23.2	51.2	46.8
Sales	30.7	22.0	54.1	82.3
Less Amounts Reported In Discontinued Operations	(22.8)	(20.4)	(37.7)	(78.5)
Agribusiness	44.7	29.8	60.8	44.0
Reconciling Items	(6.9)	(3.6)	(13.4)	(7.7)
Total Revenue	$488.2	$396.8	$893.2	$739.3

Operating Profit, Net Income:
Transportation
Ocean Transportation	$9.4	$37.0	$2.0	$47.4
Logistics Services	2.1	1.5	3.6	3.4
Real Estate
Leasing	10.4	8.5	21.0	17.6
Sales	10.6	8.0	22.6	29.4
Less Amounts Reported In Discontinued Operations	(9.0)	(10.4)	(16.0)	(33.0)
Agribusiness	8.5	1.8	11.1	0.7
Total Operating Profit	32.0	46.4	44.3	65.5
Interest Expense	(6.1)	(6.5)	(12.3)	(13.0)
General Corporate Expenses	(4.2)	(4.5)	(8.4)	(11.1)
Income From Continuing Operations Before Income Taxes	21.7	35.4	23.6	41.4
Income Taxes	8.5	13.2	9.4	16.3
Income From Continuing Operations	13.2	22.2	14.2	25.1
Income from Discontinued Operations (net of income taxes)	5.5	6.7	9.7	21.1
Net Income	$18.7	$28.9	$23.9	$46.2

Basic Earnings Per Share, Continuing Operations	$0.32	$0.54	$0.34	$0.61
Basic Earnings Per Share, Net Income	$0.45	$0.70	$0.57	$1.12
Diluted Earnings Per Share, Continuing Operations	$0.31	$0.54	$0.34	$0.61
Diluted Earnings Per Share, Net Income	$0.44	$0.70	$0.57	$1.12
Basic Weighted Average Shares Outstanding	41.7	41.2	41.6	41.1
Diluted Weighted Average Shares Outstanding	42.2	41.4	42.0	41.4

ALEXANDER & BALDWIN, INC.
Consolidated Balance Sheet (Condensed)
(In Millions, Unaudited)

	June 30,	December 31,
	2011	2010

ASSETS
Current Assets	$298	$264
Investments in Affiliates	341	329
Real Estate Developments	126	122
Property, Net	1,634	1,651
Employee Benefit Plan Assets	3	3
Other Assets	154	126
Total	$2,556	$2,495

LIABILITIES & EQUITY
Current Liabilities	$284	$353
Long-Term Debt, Non-Current Portion	510	386
Liability for Benefit Plans	139	135
Other Long-Term Liabilities	55	54
Deferred Income Taxes	435	431
Shareholders’ Equity	1,133	1,136
Total	$2,556	$2,495